Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

AIM ImmunoTech Inc.

Ocala, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 31, 2023, relating to the consolidated financial statements of AIM ImmunoTech Inc. included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BDO USA, P.A.
Miami, Florida

July 3, 2023